Parke Bancorp, Inc.
601 Delsea Drive,
Washington Township, NJ 08080

Contact:
Vito S. Pantilione, President and CEO
Jonathan D. Hill, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES SECOND QUARTER 2024 EARNINGS

Highlights:

Net Income:	$6.5 million for Q2 2024, increased 5.0% over Q1 2024
Revenue:	$31.4 million for Q2 2024, increased 8.8% over Q1 2024
Total Assets:	$2.03 billion, increased 0.2% over December 31, 2023
Total Loans:	$1.81 billion, increased 1.0% over December 31, 2023
Total Deposits:	$1.50 billion, decreased 3.6% from December 31, 2023

WASHINGTON TOWNSHIP, NJ, July 19, 2024 - Parke Bancorp, Inc. (“Parke Bancorp” or the "Company") (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the three and six months ended June 30, 2024.
Highlights for the three and six months ended June 30, 2024:
•Net income available to common shareholders was $6.5 million, or $0.54 per basic common share and $0.53 per diluted common share, for the three months ended June 30, 2024, a decrease of $1.7 million, or 20.6%, compared to net income available to common shareholders of $8.1 million, or $0.68 per basic common share and $0.67 per diluted common share, for the three months ended June 30, 2023. The decrease was primarily due to higher interest expense and lower non-interest income.

•Net interest income decreased $1.6 million, or 9.8%, to $14.3 million for the three months ended June 30, 2024, compared to $15.9 million for the same period in 2023.

•Provision for credit losses was $0.5 million for the three months ended June 30, 2024, compared to a provision for credit losses of $0.5 million for the same period in 2023.

•Non-interest income decreased $0.4 million, or 24.7%, to $1.2 million for the three months ended June 30, 2024, compared to $1.6 million for the same period in 2023.

•Non-interest expense decreased $0.2 million, or 2.2%, to $6.2 million for the three months ended June 30, 2024, compared to $6.4 million for the same period in 2023.

•Net income available to common shareholders was $12.6 million, or $1.05 per basic common share and $1.04 per diluted common share, for the six months ended June 30, 2024, a decrease of $6.7 million, or 34.6%, compared to net income available to common shareholders of $19.2 million, or $1.61 per basic common share and $1.59 per diluted common share, for the same period in 2023. The decrease is primarily due to increased interest expense on deposits, an increase in the provision for credit losses, and a decrease in non-interest income.

•Net interest income decreased $4.6 million, or 14.1%, to $28.4 million for the six months ended June 30, 2024, compared to $33.0 million for the same period in 2023.

•The provision for credit losses increased $2.6 million, or 136.2%, to $0.7 million for the six months ended June 30, 2024, compared to a recovery of provision for credit losses of $1.9 million for the same period in 2023.

•Non-interest income decreased $1.1 million, or 33.0%, to $2.3 million for the six months ended June 30, 2024, compared to $3.4 million for the same period in 2023.

The following is a recap of the significant items that impacted the three and six months ended June 30, 2024:
Interest income increased $2.9 million for the second quarter of 2024 compared to the same period in 2023, primarily due to an increase in interest and fees on loans of $3.0 million, or 11.5%, to $28.7 million, primarily driven by higher market interest rates. This was partially offset by a decrease in interest earned on average deposits held at the Federal Reserve Bank ("FRB") of $0.1 million during the three months ended June 30, 2024, due to lower average balances being held on deposit. For the six months ended June 30, 2024, interest income increased $6.4 million from the same period in 2023, primarily due to an increase in interest and fees on loans of $6.5 million, or 12.9%, to $56.8 million, primarily driven due to an increase in average outstanding loan balances, and higher market interest rates. This was partially offset by a decrease in interest earned on average deposits held at the FRB of $0.2 million during the six months ended June 30, 2024, due to lower average balances held on deposit.

Interest expense increased $4.5 million, or 39.3%, to $15.9 million for the three months ended June 30, 2024, compared to the same period in 2023, primarily due to higher market interest rates, combined with changes in the mix of deposits and borrowings. For the six months ended June 30, 2024, interest expense increased $11.0 million, or 54.4%, to $31.3 million, primarily due to higher market interest rates, combined with changes in the mix of deposits and borrowings.

The provision for credit losses was $0.5 million for the three months ended June 30, 2024, compared to a provision of $0.5 million for the same period in 2023. The provision expense for the three months ended June 30, 2024, was primarily driven by an increase in the construction loan portfolio balance from the quarter ended March 31, 2024, which carries a higher loss factor than the other loan portfolios. The provision for credit losses for the six months ended June 30, 2024, increased $2.6 million, or 136.2%, to $0.7 million, compared to a recovery of $1.9 million for the same period in 2023. The increase was primarily driven by an increase in the outstanding loan balance of $17.8 million from the balance at December 31, 2023, specifically in the construction 1 - 4 family, and multi-family portfolio's. The provision recovery of $1.9 million during the same period in 2023 was primarily related to decreases in loss factors related to the construction, commercial owner occupied, and residential 1 to 4 family investment portfolios.

Non-interest income decreased $0.4 million, or 24.7%, for the three months ended June 30, 2024 compared to the same period in 2023, primarily as a result of a decrease in service fees on deposit accounts of $0.6 million, partially offset by an increase in other income of $0.2 million. For the six months ended June 30, 2024, non-interest income decreased $1.1 million, or 33.0%, to $2.3 million, compared to the same period in 2023. The decrease was primarily driven by a decrease in service fees on deposit accounts of $1.4 million, partially offset by an increase in other income of $0.3 million.

Non-interest expense decreased $0.2 million, or 2.2%, for the three months ended June 30, 2024, compared to the same period in 2023, primarily driven by a decrease in other operating expenses of $0.2 million, and a decrease in data processing expenses of $0.1 million, partially offset by an increase in compensation and benefit expense of $0.1 million. For the six months ended June 30, 2024, non-interest expense decreased $0.4 million, or 2.7%, to $12.8 million, compared to the same period in 2023. The decrease in non-interest expense was primarily due to a decrease in compensation and benefits of $0.3 million, and a decrease in other operating expense of $0.3 million, partially offset by an increase in other real estate owned ("OREO") expense of $0.2 million.

Income tax expense decreased $0.1 million for the three months ended June 30, 2024 compared to the same period in 2023. For the six months ended June 30, 2024, income tax expense decreased $1.3 million, compared to the same period in 2023. The effective tax rate for the three and six months ended June 30, 2024 was 26.6% and 26.6%, respectively, compared to 23.2% and 23.5% for the same periods in 2023.

June 30, 2024 discussion of financial condition
•Total assets increased to $2.03 billion at June 30, 2024, from $2.02 billion at December 31, 2023, an increase of $3.6 million, or 0.18%, primarily due to an increase in net loans, partially offset by a decrease in cash and cash equivalents.
•Cash and cash equivalents totaled $167.7 million at June 30, 2024, as compared to $180.4 million at December 31, 2023. The decrease in cash and cash equivalents was primarily due to a decrease in deposits, and an increase in loan balance, partially offset by an increase in borrowings.
•The investment securities portfolio decreased to $15.5 million at June 30, 2024, from $16.4 million at December 31, 2023, a decrease of $0.9 million, or 5.4%, primarily due to pay downs of securities.
•Gross loans increased $17.8 million or 1.0%, to $1.8 billion at June 30, 2024.
•Nonperforming loans at June 30, 2024 decreased to $7.0 million, representing 0.39% of total loans, a decrease of $0.3 million, or 3.8%, from $7.3 million of nonperforming loans at December 31, 2023. OREO at June 30, 2024 was $1.6 million, unchanged from December 31, 2023. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.42% and 0.44% of total assets at June 30, 2024 and December 31, 2023, respectively. Loans past due 30 to 89 days were $5.1 million at June 30, 2024, an increase of $4.9 million from December 31, 2023, and increased mainly due to one commercial non-occupied loan with a principal balance of $3.8 million which became delinquent during the quarter ended June 30, 2024.
•The allowance for credit losses was $32.4 million at June 30, 2024, as compared to $32.1 million at December 31, 2023. The ratio of the allowance for credit losses to total loans was 1.80% at June 30, 2024 and at December 31, 2023. The ratio of allowance for credit losses to non-performing loans was 464.3% at June 30, 2024, compared to 442.5%, at December 31, 2023.
•Total deposits were $1.50 billion at June 30, 2024, down from $1.55 billion at December 31, 2023, a decrease of $56.4 million or 3.6% compared to December 31, 2023. The decrease in deposits was primarily driven by a decrease in non-interest demand deposits of $33.4 million, a decrease in savings deposits of $16.4 million, and a decrease in time deposits of $44.7 million, partially offset by an increase in money market deposits of $42.8 million.

•Total borrowings increased $50.1 million during the six months ended June 30, 2024, to $218.2 million at June 30, 2024 from $168.1 million at December 31, 2023, primarily due to $50.0 million of FHLBNY term borrowings.
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•Total equity increased to $292.8 million at June 30, 2024, up from $284.3 million at December 31, 2023, an increase of $8.5 million, or 3.0%, primarily due to the retention of earnings, partially offset by the payment of $4.3 million of cash dividends. Tangible book value per common share at June 30, 2024 was $24.46, compared to $23.75 at December 31, 2023.

CEO outlook and commentary
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

"The continued surprising strength in the economy has caused the current interest rate environment to remain “higher for longer” which puts continued pressure on banks in the battle for deposits and the cost of funding. The increased cost of funding continues to outpace the yield of our loan portfolio, negatively affecting our Net Interest Income. Some people still believe that interest rates will be lowered in 2024, by possibly 25 to 50 basis points instead of the initial belief that rates will be reduced 150 basis points in 2024. The upcoming presidential election combined with the continued wars in Ukraine and Israel makes future projections very difficult. As reported in the 1st quarter of 2024, we are still seeing increased activity for loan requests. There are more projects being presented for our consideration even with the higher interest rates, which forms the basis for our cautious optimism for increasing loan portfolio growth."

"We remain focused on controlling our expenses while supporting a strong Allowance for Credit Losses at 1.8%, which provides the foundation of generating a quality return to our investors."

Forward Looking Statement Disclaimer

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to continue the financial strength and growth of our loan portfolio; our ability to continue to increase shareholders’ equity, maintain strong reserves and good credit quality; our ability to provide a quality return to our investors; our ability to ensure that our loan loss provision is well positioned for the future; our ability to react quickly to any increase in loan delinquencies; our ability to face current challenges in the market; our ability to be well positioned to take advantage of opportunities; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to increase the rate of growth of our loan portfolio; our ability to continue to improve net interest margin; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of the Company. and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

(PKBK-ER)

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2024	2023
	(Dollars in thousands)
Assets
Cash and cash equivalents	$167,678	$180,376
Investment securities	15,509	16,387
Loans, net of unearned income	1,805,141	1,787,340
Less: Allowance for credit losses	(32,425)	(32,131)
Net loans	1,772,716	1,755,210
Premises and equipment, net	5,441	5,579
Bank owned life insurance (BOLI)	28,738	28,415
Other assets	37,056	37,534
Total assets	$2,027,138	$2,023,500

Liabilities and Equity

Non-interest bearing deposits	$198,761	$232,189
Interest bearing deposits	1,297,680	1,320,638
FHLBNY borrowings	175,000	125,000
Subordinated debentures	43,206	43,111
Other liabilities	19,691	18,245
Total liabilities	1,734,338	1,739,183

Total shareholders’ equity	292,800	284,317

Total liabilities and equity	$2,027,138	$2,023,500

Table 2: Consolidated Income Statements (Unaudited)
	For the three months ended June 30,		For the six months ended June 30,
	2024	2023	2024	2023
	(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$28,732	$25,763	$56,815	$50,307
Interest and dividends on investments	248	227	497	437
Interest on deposits with banks	1,209	1,277	2,354	2,547
Total interest income	30,189	27,267	59,666	53,291
Interest expense:
Interest on deposits	13,684	9,079	27,141	16,661
Interest on borrowings	2,193	2,321	4,159	3,615
Total interest expense	15,877	11,400	31,300	20,276
Net interest income	14,312	15,867	28,366	33,015
Provision for (recovery of) credit losses	483	500	687	(1,900)
Net interest income after provision for (recovery of) credit losses	13,829	15,367	27,679	34,915
Non-interest income
Service fees on deposit accounts	359	931	738	2,146
Gain on sale of SBA loans	25	—	25	—
Other loan fees	163	241	402	419
Bank owned life insurance income	162	147	322	290
Other	492	277	776	523
Total non-interest income	1,201	1,596	2,263	3,378
Non-interest expense
Compensation and benefits	3,070	2,940	6,289	6,581
Professional services	551	494	996	1,087
Occupancy and equipment	672	645	1,313	1,290
Data processing	264	367	629	668
FDIC insurance and other assessments	322	347	653	573
OREO expense	236	198	589	370
Other operating expense	1,120	1,381	2,301	2,562
Total non-interest expense	6,235	6,372	12,770	13,131
Income before income tax expense	8,795	10,591	17,172	25,162
Income tax expense	2,340	2,461	4,566	5,902
Net income attributable to Company	6,455	8,130	12,606	19,260
Less: Preferred stock dividend	(5)	(7)	(11)	(14)
Net income available to common shareholders	$6,450	$8,123	$12,595	$19,246
Earnings per common share
Basic	$0.54	$0.68	$1.05	$1.61
Diluted	$0.53	$0.67	$1.04	$1.59
Weighted average common shares outstanding
Basic	11,958,776	11,945,424	11,960,487	11,944,794
Diluted	12,119,359	12,119,004	12,125,546	12,139,899

Table 3: Operating Ratios (unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2024	2023	2024	2023
Return on average assets	1.34%	1.67%	1.31%	1.99%
Return on average common equity	8.88%	11.74%	8.72%	14.15%
Interest rate spread	1.95%	2.45%	1.92%	2.66%
Net interest margin	3.03%	3.34%	3.00%	3.49%
Efficiency ratio*	40.19%	36.49%	41.69%	36.08%
*     Efficiency ratio is calculated using non-interest expense divided by the sum of net interest income and non-interest income.

Table 4: Asset Quality Data (unaudited)

	June 30,	December 31,
	2024	2023
	(Amounts in thousands except ratio data)
Allowance for credit losses on loans	$32,425	$32,131
Allowance for credit losses to total loans	1.80%	1.80%
Allowance for credit losses to non-accrual loans	464.34%	442.51%
Non-accrual loans	$6,983	$7,261
OREO	$1,558	$1,550